UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to
SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 1, 2011

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	000-29829	91-1815009
(State or other jurisdiction	(SEC File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

1101 S. Boone St.
Aberdeen, Washington 98520-5244
(360) 533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

Pacific Financial Corporation ("Pacific") is furnishing information in accordance with Regulation FD regarding its financial results for the nine months ended September 30, 2011.  This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

Pacific's net income for the three and nine months ended September 30, 2011, was $1,204,000, and $2,239,000, respectively, compared to $479,000 and $1,616,000 for the three and nine month periods ended September 30, 2010.  The increase in net income for the three month period was primarily related to increases in net interest income and gain on sale of investments.  The increase in net income for the nine month period was primarily related to an increase in net interest income and a decrease in provision for credit losses which were partially offset by a decrease in gain on sale of loans.   Net interest margin increased to 4.02% for the nine months ended September 30, 2011, compared to 3.95% for the same period of the prior year.

Provision for credit losses for the three months ended September 30, 2011, was $1,050,000, compared to $850,000 in the same period a year ago.  Net charge-offs for the current three month period were $1,093,000 compared to $583,000 for the same period of the prior year.  Provision for credit losses for the nine months ended September 30, 2011, was $1,550,000, compared to $2,850,000 in the same period a year ago.  The $1,300,000 decrease in provision for the nine month period was substantially due to a decline in net charge-offs, which totaled $1,137,000 for the nine months ended September 30, 2011 compared to $2,431,000 for the same period in 2010, and a $6,138,000 decrease in loans classified as substandard from year end 2010 through the close of third quarter 2011.

Non-performing loans totaled $9,080,000 (net of government guarantees of $3,198,000) at September 30, 2011, compared to $9,999,000 at December 31, 2010 and $6,590,000 at September 30, 2010.  Non-performing assets totaled $20,987,000, or 3.21% of total assets, at September 30, 2011, compared to $16,579,000, or 2.57% of total assets, at December 31, 2010.  The increase in non-performing assets is due largely to one loan totaling $3,627,000, of which $3,198,000 is guaranteed by the United States Department of Agriculture.

Net interest income for the three and nine months ended September 30, 2011, increased $327,000 and $395,000, respectively, compared to the same periods of the prior year.  The increase is primarily the result of an improvement in funding costs which reflects a decrease in rates paid on certificates of deposits and other deposit rates.  The Company continues to roll off brokered deposits as they mature.  During the nine months ended September 30, 2011, $10.4 million in brokered deposits matured which contributed to the decrease in the cost of funds.

Non-interest income for the three months ended September 30, 2011 increased by $440,000, or 21.84%, compared to the same period in 2010.  The increase was the result of an increase in gain on sale of investments securities of $352,000 and an increase in the gain on sale of loans of $74,000.  Non-interest income for the nine months ended September 30, 2011 decreased $1,042,000, or 16.80%, compared to the same period in 2010.  The decrease for the nine month period is mostly attributable to a decrease in gain on sales of loans and other real estate owned (“OREO”), as well as an other-than-temporary-impairment loss of $243,000.  These were partially offset by an increase in interchange revenue on debit cards.  Non-interest expense for the three and nine months ended September 30, 2011 decreased slightly by $271,000 and $127,000, or 4.28% and 0.67%, respectively, compared to the same periods in 2010.  The decreases were primarily related to reductions in FDIC assessments, OREO operating costs, and occupancy and equipment expenses.  These were partially offset by increases in salaries and employee benefits related to annual performance and merit increases, as well as temporary additions to staff to assist with a core system conversion in April 2011.

Total assets increased 1.42% to $653.6 million at September 30, 2011, compared to $644.4 million at December 31, 2010.  Increases in investments, loans and OREO were the primary contributors to overall asset growth, which were partially offset by a decrease in cash as expected given scheduled maturities for brokered certificates of deposits.  Total loans, including loans held for sale, were $486.3 million at September 30, 2011, up $10.5 million from $475.8 million at year-end 2010.  The increase in loans was primarily in commercial and industrial loans and commercial real estate loans.  The ratio of the allowance for credit losses to total loans outstanding was 2.30%, 2.28% and 2.47% at September 30, 2011, December 31, 2010 and September 30, 2010, respectively.

Capital ratios continue to exceed regulatory requirements for well-capitalized institutions.  Tier 1 leverage and total risk based capital ratios at September 30, 2011 for the Company’s subsidiary, Bank of the Pacific, were 10.03% and 14.97%, respectively, compared to 9.80% and 14.62% at December 31, 2010, respectively.  Pacific's unaudited consolidated balance sheets at September 30, 2011 and December 31, 2010, and unaudited consolidated statements of operations and selected performance ratios for the three and nine months ended September 30, 2011 and 2010, follow.

PACIFIC FINANCIAL CORPORATION
Condensed Consolidated Balance Sheets
September 30, 2011 and December 31, 2010
(Dollars in thousands) (Unaudited)

	September 30, 2011	December 31, 2010
Assets
Cash and due from banks	$12,591	$7,428
Interest bearing deposits in banks	39,349	54,330
Investment securities available-for-sale (amortized cost of $49,711 and $42,402)	50,636	41,893
Investment securities held-to-maturity (fair value of $7,241 and $6,584)	7,130	6,454
Federal Home Loan Bank stock, at cost	3,182	3,182
Loans held for sale	11,845	10,144

Loans	474,463	465,681
Allowance for credit losses	10,923	10,617
Loans, net	463,540	455,064

Premises and equipment	14,837	15,181
Other real estate owned	8,696	6,580
Accrued interest receivable	2,445	2,334
Cash surrender value of life insurance	17,146	16,748
Goodwill	11,282	11,282
Other intangible assets	1,268	1,303
Other assets	9,610	12,480

Total assets	$653,557	$644,403

Liabilities and Shareholders' Equity
Deposits:
Demand, non-interest bearing	$102,527	$95,115
Savings and interest-bearing demand	295,018	253,347
Time, interest-bearing	163,392	196,492
Total deposits	560,937	544,954

Accrued interest payable	1,463	1,380
Secured borrowings	755	925
Short-term borrowings	—	10,500
Long-term borrowings	10,500	10,500
Junior subordinated debentures	13,403	13,403
Other liabilities	3,454	2,972
Total liabilities	590,512	584,634

Shareholders' Equity
Common Stock (par value $1); 25,000,000 shares authorized; 10,121,853 shares issued and outstanding at September 30, 2011 and December 31, 2010	10,122	10,122
Additional paid-in capital	41,335	41,316
Retained earnings	11,472	9,233
Accumulated other comprehensive loss	116	(902)
Total shareholders' equity	63,045	59,769

Total liabilities and shareholders' equity	$653,557	$644,403

PACIFIC FINANCIAL CORPORATION
Condensed Consolidated Statements of Income
Three and nine months ended September 30, 2011 and 2010
(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Interest and dividend income
Loans	$6,861	$7,086	$20,459	$21,499
Investment securities and FHLB dividends	516	516	1,548	1,726
Deposits with banks and federal funds sold	29	29	77	92
Total interest and dividend income	7,406	7,631	22,084	23,317

Interest Expense
Deposits	1,112	1,550	3,731	5,118
Other borrowings	224	338	833	1,074
Total interest expense	1,336	1,888	4,564	6,192

Net Interest Income	6,070	5,743	17,520	17,125
Provision for credit losses	1,050	850	1,550	2,850
Net interest income after provision for credit losses	5,020	4,893	15,970	14,275

Non-interest Income
Service charges on deposits	470	464	1,350	1,338
Net gain (loss) on sales of other real estate owned	17	19	(126)	273
Gain on sales of loans	1,084	1,010	2,183	2,859
Net gain on sales of investments available-for-sale	352	—	536	402
Other-than-temporary-impairment loss	—	—	(243)	—
Earnings on bank owned life insurance	135	144	398	409
Other operating income	397	378	1,061	920
Total non-interest income	2,455	2,015	5,159	6,201

Non-interest Expense
Salaries and employee benefits	3,363	3,378	10,188	9,913
Occupancy and equipment	623	669	1,908	2,043
Other real estate owned write-downs	62	73	599	564
Other real estate owned operating costs	89	166	293	425
Professional services	174	204	574	582
FDIC and State assessments	215	332	711	1,043
Data processing	336	245	920	802
Other	1,198	1,264	3,600	3,548
Total non-interest expense	6,060	6,331	18,793	18,920

Income before income taxes	1,415	577	2,336	1,556
Benefit for income taxes	211	98	97	(60)
Net Income	$1,204	$479	$2,239	$1,616

Earnings per common share:
Basic	$0.12	$0.05	$0.22	$0.16
Diluted	0.12	0.05	0.22	0.16
Weighted Average shares outstanding:
Basic	10,121,853	10,121,853	10,121,853	10,121,853
Diluted	10,121,919	10,121,853	10,121,875	10,121,853

PACIFIC FINANCIAL CORPORATION
Selected Performance Ratios

	Nine months ended September 30,
	2011	2010

Net interest margin (1)	4.02%	3.95%
Efficiency ratio (2)	82.87%	81.11%
Return on average assets	0.46%	0.33%
Return on average common equity	4.87%	3.68%

	As of Period End
	September 30,	December 31,
	2011	2010

Book value per common share	$6.23	$5.90
Tangible book value per common share (3)	$4.99	$4.66

Tier 1 Leverage Ratio	10.03%	9.80%
Tier 1 Risk Based Capital Ratio	13.70%	13.35%
Total Risk Based Capital Ratio	14.97%	14.62%

(1)	Net interest income divided by average earnings assets.
(2)	Non-interest expense divided by the sum of net interest income and noninterest income.
(3)	Total shareholders’ equity less intangibles divided by shares outstanding.

SUMMARY OF NON-PERFORMING ASSETS (in thousands)	September 30, 2011	December 31, 2010	September 30, 2010

Accruing loans past due 90 days or more	$—	$—	$—
Restructured loans on accrual status	398	—	—
Non-accrual loans (4)	11,880	9,999	6,590
Total non-performing loans (5)	12,278	9,999	6,590

Other real estate owned and repossessions	8,709	6,580	9,689

TOTAL non-performing assets	$20,987	$16,579	$16,279

Non-performing loans to total loans (6)	2.59%	2.15%	1.41%
Non-performing assets to total assets	3.21%	2.57%	2.57%
Allowance for loan losses to non-performing loans	88.96%	106.18%	174.67%
Allowance for loan losses to total loans (6)	2.30%	2.28%	2.47%

(4)	Includes $4,942,000 and $932,000 in non-accrual troubled debt restructured loans (“TDRs”) as of September 30, 2011 and December 31, 2010, respectively. There were no TDRs as of September 30, 2010.
(5)	Includes one loan totaling $3,627,000 at September 30, 2011 of which $3,198,000 is guaranteed by the United States Department of Agriculture.
(6)	Excludes loans held for sale.

Loan Composition (in thousands)	September 30, 2011	December 31, 2010

Commercial and industrial	$91,886	$84,575
Real estate:
Construction, land development and other land loans	46,202	46,256
Residential 1-4 family	88,960	89,212
Multi-family	7,433	9,113
Commercial real estate – owner occupied	118,452	109,936
Commercial real estate – non owner occupied	103,558	106,079
Farmland	21,728	22,354
Consumer	8,957	9,128
Less unearned income	(868)	(828)

Total Loans (6)	$486,308	$475,825

(7)	Includes loans held for sale.

Deposit Composition (in thousands)	September 30, 2011	December 31, 2010

Non-interest bearing demand	$102,527	$95,115
Interest bearing demand	122,121	103,358
Money market deposits	109,423	93,996
Savings deposits	63,474	55,993
Time deposits	163,392	196,492

Total deposits	$560,937	$544,954

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION

DATED: November 1, 2011	By:	/s/ Denise Portmann
Denise Portmann
Chief Financial Officer